Exhibit 10.5

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Investment Management Trust Agreement (the “Agreement”) is made as of             , 2006 by and between Builder Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”).

WHEREAS, the Company’s Registration Statement on Form S-1, No. 333-134909 (the “Registration Statement”), for its initial public offering of securities (the “IPO”) has been declared effective as of the date hereof by the Securities and Exchange Commission (the “Effective Date”); and

WHEREAS, JMP Securities LLC (“JMP Securities”) is acting as the representative of the underwriters in the IPO (the “Underwriters”); and

WHEREAS, the Company has agreed to issue securities in a private placement that will occur immediately prior to the IPO (the “Placement”);

WHEREAS, as described in the Company’s Registration Statement, and in accordance with the Company’s Certificate of Incorporation, an aggregate of $95,170,000 ($109,420,000, if the Underwriters’ over-allotment option is exercised in full), which is comprised of (i) the net proceeds of the IPO (except as provided in the Registration Statement); (ii) the $1,000,000 received by the Company in exchange for its securities pursuant to the Placement; and (iii) an additional $2,000,000 (or $2,300,000, if the Underwriters’ over-allotment option is exercised in full) of the proceeds of the IPO, representing a portion of the underwriters’ discount (the “Contingent Discount”) which JMP Securities, on behalf of the Underwriters, has agreed to deposit in the Trust Account (as defined below), will be delivered to the Trustee to be deposited and held in the Trust Account for the benefit of the Company, and the holders of the Company’s common stock, par value $.0001 per share (the “Common Stock”), included in the units of the Company’s securities issued in the IPO (the “Units”) and the Underwriters and, in the event the securities offered in the IPO are registered in Colorado, pursuant to Section 11-51-302(6) of the Colorado Revised Statutes (the “CRS”), a copy of which is attached hereto and made a part hereof. The amount to be delivered to the Trustee will be referred to herein as the “Property,” the stockholders for whose benefit the Trustee shall hold the Property will be referred to as the “Public Stockholders,” and the Public Stockholders, the Underwriters and the Company will be referred to together as the “Beneficiaries;” and

WHEREAS, the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Agreements and Covenants of Trustee. The Trustee hereby agrees and covenants to:

(a) hold the Property in trust for the Beneficiaries in accordance with the terms of this Agreement, including without limitation the terms of Section 11-51-302(6) of the CRS, in a segregated trust account (“Trust Account”) established by the Trustee at a branch of JPMorgan Chase NY Bank selected by the Trustee;

(b) manage, supervise and administer the Trust Account subject to the terms and conditions set forth herein;

(c) in a timely manner, upon the instruction of the Company, to invest and reinvest the Property in “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in any open ended investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) under Rule 2a-7 promulgated under the Investment Company Act of 1940;

(d) collect and receive, when due, all principal and income arising from the Property, which shall become part of the “Property,” as such term is used herein;

(e) notify the Company and JMP Securities of all communications received by it with respect to any Property requiring action by the Company;

(f) supply any necessary information or documents as may be requested by the Company in connection with the Company’s preparation of the tax returns for the Trust Account;

(g) participate in any plan or proceeding for protecting or enforcing any right or interest arising from the Property if, as and when instructed by the Company and/or JMP Securities to do so;

(h) render to the Company and to JMP Securities, and to such other person as the Company may instruct, monthly written statements of the activities of and amounts in the Trust Account reflecting all receipts and disbursements of the Trust Account;

(i) commence liquidation of the Trust Account upon receipt of the Officers’ Certificate signed by the Chief Executive Officer and Chief Financial Officer in accordance with the terms of a letter (the “Termination Letter”), in a form substantially similar to that attached hereto as Exhibit A or Exhibit B, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein. The Trustee understands and agrees that, except as provided in Section I(j) and Section 2 hereof, disbursements from the Trust Account shall be made only pursuant to a duly executed Termination Letter, together with the other documents referenced herein, including, without limitation, an independently certified oath and report of inspector of election in respect of the stockholder vote in favor of the Business Combination. In all cases, the Trustee shall provide JMP Securities with a copy of any Termination Letters, Officers’ Certificates and/or any other correspondence that it receives with respect to any proposed withdrawal from the Trust Account promptly after it receives same. As used in this Agreement, the term “Business Combination” means the acquisition by the Company, through merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with, one or more operating businesses in the homebuilding industry as more fully described in the prospectus forming a part of the Registration Statement (a “Business Combination”); and

(j) as of the date 18 months from the date of this Agreement (the “LOI Termination Date”) (or 24 months from the date hereof in the event the Company has executed a Letter of Intent (defined below) prior to the LOI Termination Date but failed to consummate a Business Combination

(“Second Termination Date”), commence liquidation of the Trust Account. The Trustee, upon consultation with the Company and JMP Securities, shall deliver a notice to Public Stockholders of record as of the LOI Termination Date or Second Termination Date, whichever the case may be, by U.S. mail or via the Depository Trust Company (“DTC”), within five days of the LOI Termination Date or Second Termination Date, to notify the Public Stockholders of such event and take such other actions as it may deem necessary to inform the Beneficiaries. The Trustee shall deliver to each Public Stockholder its ratable share of the Property against satisfactory evidence of delivery of the stock certificates by the Public Stockholders to the Company through DTC, its Deposit Withdraw Agent Commission (DWAC) system or as otherwise presented to the Trustee. Notwithstanding the foregoing, if the Trustee receives a bona fide, executed letter of intent, agreement in principle or engagement letter (a “Letter of Intent”) for a Business Combination prior to the LOI Termination Date accompanied by an Officers’ Certificate as described in Section 3(e) hereof, then the Trustee shall forego or suspend any liquidation of the Trust Account until the earlier of a Business Combination or the Second Termination Date.

2. Limited Distributions of Income on Property.

(a) Upon receipt by the Trustee of an Officer’s Certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company certifying as true, accurate and complete a copy of any tax return required to be filed on behalf of the Trust Account in respect of income earned on the Property held therein, the Trustee shall deliver to the Company for submission to the appropriate taxing authority a check made payable to the order of such taxing authority in the amount required to pay such taxes; provided, however, that in no event shall the aggregate amount of all checks issued to taxing authorities pursuant to this Section 2(a) exceed the income in respect of which such taxes are due and owing.

(b) Upon one or more written requests from the Company, which may be given not more than once in any calendar month period, the Trustee shall distribute to the Company interest earned on the Trust Account, net of taxes payable, up to a maximum of $2,000,000. The distributions requested by the Company may be for any amount, provided that (i) in the aggregate, all distributions under this Section 2(b) may not exceed $2,000,000, and (ii) such distributions may only be made if and to the extent that interest has been earned on the amount initially deposited into the Trust Account.

(c) Except as provided in Sections 1(i), 1(j), 2(a) and 2(b) above, no other distributions from the Trust Account shall be permitted.

3. Agreements and Covenants of the Company. The Company hereby agrees and covenants to:

(a) Provide all instructions to the Trustee hereunder in writing, signed by the Company’s Chief Executive Officer and/or Chief Financial Officer. In addition, except with respect to its duties under paragraph 1(i) and 1(j) above, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction which it in good faith believes to be given by any one of the persons authorized above to give written instructions, provided that the Company and/or JMP Securities shall promptly confirm such instructions in writing; and

(b) Hold the Trustee harmless and indemnify the Trustee from and against any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Trustee in connection with any action, suit or other proceeding brought against the Trustee involving any claim, or in connection with any claim or demand which in any way arises out of or relates to this Agreement, the services of the Trustee hereunder, or the Property or any income earned from investment of the Property, except for expenses and losses resulting from the Trustee’s gross negligence or willful misconduct. Promptly after the receipt by the Trustee of notice of demand or claim or the commencement of any action, suit or proceeding, pursuant to which the Trustee intends to seek indemnification under this paragraph, it shall notify the Company in writing of such claim (hereinafter referred to as the “Indemnified Claim”). The Trustee shall have the right to conduct and manage the defense against such Indemnified Claim, provided, that the Trustee shall obtain the consent of the Company with respect to the selection of counsel, which consent shall not be unreasonably withheld. The Company may participate in such action with its own counsel; and

(c) Pay the Trustee an initial acceptance fee of $1,000 and an annual fee of $3,000 (it being expressly understood that the Property shall not be used to pay such fee). The Company shall pay the Trustee the initial acceptance fee and first year’s fee at the consummation of the IPO and thereafter on the anniversary of the Effective Date. The Trustee shall refund to the Company the fee (on a pro rata basis) with respect to any period after the liquidation of the Trust Fund. The Company shall not be responsible for any other fees or charges of the Trustee except as may be provided in Section 2(b) hereof (it being expressly understood that the Property shall not be used to make any payments to the Trustee under such section); and

(d) In the event that the Company consummates a Business Combination and the Trust Account is liquidated in accordance with Section 1(i) hereof, the Trustee or another independent party designated by JMP Securities shall act as the inspector of election to certify the results of the stockholder vote; and

(e) The Officers’ Certificate referenced in Sections 1(i) and (j) hereof shall require the Chief Executive Officer and Chief Financial Officer of the Company to each certify the following (wherever applicable): (1) prior to the LOI Termination Date, the Company has entered into a bona fide Letter of Intent with a target business; and/or (2) prior to the LOI Termination Date, the Company has entered into a Business Combination with a target business, the terms of which are consistent with the requirements set forth in the Registration Statement; and/or (3) prior to the Second Termination Date, the Company has entered into a Business Combination with a target business, the terms of which are consistent with the requirements set forth in the Registration Statement; and (4) the Board of Directors (the “Board”) pursuant to the unanimous written consent of the Board has approved (where applicable): (i) the Business Combination; and/or (ii) Letter of Intent. A copy of such consent shall be attached as an exhibit to the Officers’ Certificate;

(f) Within five business days after the underwriters’ over-allotment option (or any unexercised portion thereof) expires or is exercised in full, provide the Trustee notice in writing with a copy to the underwriters of the total amount of the Contingent Discount, which shall in no event be less than $2,000,000.

4. Limitations of Liability. The Trustee shall have no responsibility or liability to:

(a) Take any action with respect to the Property, other than as directed in Section 1 hereof and the Trustee shall have no liability to any party except for liability arising out of its own gross negligence or willful misconduct;

(b) Institute any proceeding for the collection of any principal and income arising from, or institute, appear in or defend any proceeding of any kind with respect to, any of the Property unless and until it shall have received written instructions from the Company given as provided herein to do so and the Company shall have advanced or guaranteed to it funds sufficient to pay any expenses incident thereto;

(c) Change the investment of any Property, other than in compliance with Section 1(c);

(d) Refund any depreciation in principal of any Property;

(e) Assume that the authority of any person designated by the Company and/or JMP Securities to give written instructions hereunder shall not be continuing unless provided otherwise in such designation, or unless the Company and/or JMP Securities shall have delivered a written revocation of such authority to the Trustee;

(f) The other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, except for its gross negligence or willful misconduct. The Trustee may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Trustee), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Trustee, in good faith, to be genuine and to be signed or presented by the proper person or persons. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Trustee signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto;

(g) Verify the correctness of the information set forth in the Registration Statement or to confirm or assure that any acquisition made by the Company or any other action taken by it is as contemplated by the Registration Statement, unless an officer of the Trustee has actual knowledge thereof, written notice of such event is sent to the Trustee or as otherwise required under Section 1(i) hereof; and

(h) Pay any taxes on behalf of the Trust Account (it being expressly understood that the Trustee’s sole obligation with respect to taxes shall be to have checks with respect thereto as provided for by Section 2(a) hereof).

5. Certain Rights Of Trustee.

(a) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or opinion of counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or opinion of counsel. The Trustee may consult with counsel and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(b) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(c) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Agreement.

(d) The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Agreement; it shall not be accountable for the Company’s use of the proceeds from the Trust Account. Notwithstanding the effective date of this Agreement or anything to the contrary contained in this Agreement, the Trustee shall have no liability or responsibility for any act or event relating to this Agreement or the transactions related thereto which occurs prior to the date of this Agreement, and shall have no contractual obligations to the Beneficiaries until the date of this Agreement.

6. Termination. This Agreement shall terminate as follows:

(a) If the Trustee gives written notice to the Company that it desires to resign under this Agreement, the Company shall use its reasonable efforts to locate a successor trustee during which time the Trustee shall continue to act in accordance with the terms of this Agreement. At such time that the Company notifies the Trustee that a successor trustee has been appointed by the Company and has agreed to become subject to the terms of this Agreement, the Trustee shall transfer the management of the Trust Account to the successor trustee, including, but not limited, to the transfer of copies of the reports and statements relating to the Trust Account, whereupon this Agreement shall terminate; provided, however, that, in the event that the Company does not locate a successor trustee within ninety days of receipt of the resignation notice from the Trustee, the Trustee may submit an application to have the Property deposited with the United States District Court for the Southern District of New York and upon such deposit, the Trustee shall be immune from any liability whatsoever that arises due to any actions or omissions to act by any party after such deposit;

(b) At such time that the Trustee has completed the liquidation of the Trust Account in all respects by with the provisions of Section 1(i) hereof, and distributed the Property in accordance with the provisions of the Termination Letter, this Agreement shall terminate except with respect to Section 2(b) hereof; or

(c) On such date after                  , 2008 when the Trustee deposits the Property with the United States District Court for the Southern District of New York in the event that, prior to such date, the Trustee has not received a Termination Letter from the Company pursuant to Section 1(i) or (j) hereof.

7. Miscellaneous.

(a) The Company and the Trustee each acknowledge that the Trustee will follow the security procedures set forth below with respect to funds transferred from the Trust Account. Upon receipt of written instructions, the Trustee will confirm such instructions with an Authorized Individual at an Authorized Telephone Number listed on the attached Exhibit C. The Company and the Trustee will each restrict access to confidential information relating to such security procedures to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information, or of any change in its authorized personnel. In executing funds transfers, the Trustee will rely upon account numbers or other identifying numbers of a beneficiary, beneficiary’s bank or intermediary bank, rather than names. The Trustee shall not be liable for any loss, liability or expense resulting from any error in an account number or other identifying number, provided it has accurately transmitted the numbers provided.

(b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. It may be executed in several counterparts, each one of which shall constitute an original, and together shall constitute but one instrument. Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

(c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. This Agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification may be made without the prior written consent of JMP Securities, who, along with the other Underwriters, the parties specifically agree, are and shall be third party beneficiaries for purposes of this Agreement; and provided further, any amendment to Section 1(j) shall require the consent of all of the Public Stockholders. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury

(d) The parties hereto consent to the jurisdiction and venue of any state or federal court located in the State and County of New York for purposes of resolving any disputes hereunder. The parties hereto irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive, and hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

(e) Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or by facsimile transmission:

if to the Trustee, to:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Steven G. Nelson

Fax No.: (212) 509-5150

if to the Company, to:

Builder Acquisition Corp.

4902 Alameda Boulevard, NE

Albuquerque, New Mexico 87113

Attn: Michael D. Sivage

Fax No.: (505) 998-1818

in either case with a copy to:

JMP Securities LLC

600 Montgomery Street, Suite 100

San Francisco, California 94111-2713

Attn: W. Phillip Whitcomb

Fax No.: (415) 835-8982

and

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.

666 Third Avenue, 25th Floor

New York, New York 10017

Attn: Jeffrey P. Schultz, Esq.

Fax No.: (212) 983-3115

and

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street, Suite 2600

San Francisco, California 94111

Attn: Peter T. Healy, Esq.

Fax No.: (415) 984-8701

(f) This Agreement may not be assigned by the Trustee without the prior written consent of the Company and JMP Securities.

(g) Each of the Trustee and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder. The Trustee acknowledges and agrees that it shall not make any claims or proceed against the Trust Account, including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance.

(h) The Trustee hereby consents to the inclusion of Continental Stock Transfer & Trust Company in the Registration Statement and other materials relating to the IPO.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:
Name:	Steven G. Nelson
Title:	Chairman

BUILDER ACQUISITION CORP.

By:
Name:	Michael D. Sivage
Title:	Chairman and Chief Executive Officer

EXHIBIT A

[Letterhead of Company]

[Insert date]

Continental Stock Transfer

    & Trust Company

17 Battery Place

New York, New York 10004

Attn: Steven G. Nelson

Re:	Trust Account No. [ ] Termination Letter

Ladies and Gentlemen:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Builder Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of             , 2006 (“Trust Agreement”), this is to advise you that the Company has entered into an agreement (the “Business Agreement”) with              (the “Target Business”) to consummate a business combination with Target Business (“Business Combination”) on or about [insert date]. The Company shall notify you at least 48 hours in advance of the actual date of the consummation of the Business Combination (the “Consummation Date”) and shall provide you with an Officers’ Certificate in accordance with Sections 1(i) and 2(e) of the Trust Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence liquidation of the Trust Account to the effect that, on the Consummation Date, all of funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company and JMP Securities shall direct in writing on the Consummation Date.

On the Consummation Date (i) counsel for the Company shall deliver to you written notification that (a) all of the conditions to closing of the Business Combination have been satisfied and the closing date for such Business Combination has been scheduled pursuant to the terms of the Business Agreement, and (b) the provisions of Section 11-51-302(6) and Rule 51-3.4 of the CRS have been met, to the extent applicable; (ii) the Company shall deliver along with the oath and report of inspector of election certified by an independent inspector which may be the Trustee or as otherwise appointed by JMP Securities (collectively, the “Report”); and (iii) the Company and JMP Securities shall deliver to you joint written instructions with respect to the transfer of the funds, including the Contingent Discount, held in the Trust Account (the “Instructions”). You are hereby directed and authorized to transfer the funds held in the Trust Account immediately upon your receipt of the counsel’s letter, the Report, evidence of delivery of the Stock Certificates, the Officers’ Certificate and the Instructions in accordance with the terms of the Instructions. Notwithstanding the foregoing, upon verification of receipt by you of the Instructions, we hereby agree and acknowledge that the Property in the Trust Account shall be distributed as follows: (1) first, to JMP Securities LLC by wire transfer (or as otherwise directed by JMP Securities) in immediately available funds, the aggregate amount of $             (or $             as applicable) plus any interest accrued thereon; and (2) thereafter, to any other Beneficiary in accordance with the terms of the Instructions. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company and JMP Securities of the same and the Company and, if the amount set forth in clause (1) shall not have been paid in full, JMP Securities shall issue joint written instructions directing you as to whether such funds should remain in the Trust Account and be distributed after the Consummation Date to the Company and/or JMP Securities. Upon the distribution of all the funds in the Trust Account pursuant to the terms hereof, the Trust Agreement shall be terminated.

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and we have not notified you on or before the original Consummation Date of a new Consummation Date, then the funds held in the Trust Account shall be reinvested as provided in the Trust Agreement on the business day immediately following the Consummation Date as set forth in the notice.

Very truly yours,

BUILDER ACQUISITION CORP.

By:
Michael D. Sivage, Chief Executive Officer

By:
James M. Pirrello, Chief Financial Officer

EXHIBIT B

[Letterhead of Company]

[Insert date]

Continental Stock Transfer

    & Trust Company

17 Battery Place

New York, New York 10004

Attn:	Steven G. Nelson

Re:	Trust Account No. [ ] Termination Letter

Ladies and Gentlemen:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Builder Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of             , 2006 (the “Trust Agreement”), this is to advise you that the Board of Directors of the Company has voted to dissolve the Company and liquidate the Trust Account (as defined in the Trust Agreement). Attached hereto is a copy of the minutes of the meeting of the Board of Directors of the Company relating thereto, certified by the Secretary of the Company as true and correct and in full force and effect.

In accordance with the terms of the Trust Agreement, we hereby (a) certify to you that the provisions of Section 11-51-302(6) and Rule 51-3.4 of the Colorado Statute have been met and (b) authorize you, to commence liquidation of the Trust Account. You will notify the Company and JMP Securities LLC in writing as to when all of the funds in the Trust Account will be available for immediate transfer (the “Transfer Date”). Thereafter, you shall commence distribution of such funds in accordance with the terms of the Trust Agreement and the Company’s Certificate of Incorporation. Upon the payment of all the funds in the Trust Account, the Trust Agreement shall be terminated and the Trust Account closed.

Very truly yours,

BUILDER ACQUISITION CORP.

By:
Michael D. Sivage, Chief Executive Officer

By:
James M. Pirrello, Chief Financial Officer

EXHIBIT C

AUTHORIZED INDIVIDUAL(S) FOR TELEPHONE CALL BACK	AUTHORIZED TELEPHONE NUMBER(S)
Company:

Builder Acquisition Corp. 4902 Alameda Boulevard, NE Albuquerque, New Mexico 87113 Attn: Michael D. Sivage, Chief Executive Officer	(505) 998-1800

Trustee:

Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 Attn: Steven G. Nelson	(212) 509-4000